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                                      EXHIBIT I

                               IBM CREDIT CORPORATION
                         STATEMENT RE COMPUTATION OF RATIOS
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                               (dollars in thousands)

                                         FOR THE YEAR ENDED DECEMBER 31:

                               1999        1998        1997      1996     1995
                            __________  __________  _________ _________
      ________

      Fixed charges:
      Interest expense      $  569,545  $  611,206  $538,560   $436,109
      $394,572

      Approximate portion of
      rental expense
      representative of the
      interest factor              291         239       283        479
      507
                            __________  __________  _________ _________
      ________

      Total fixed charges      569,836     611,445   538,843    436,588
      395,079

      Net Earnings             429,620     308,765   283,893    271,082
      230,475

      Provision for income
       taxes                   279,330     200,748   163,215    176,122
      149,455
                            __________  __________  _________ _________
      ________

      Earnings before
      income taxes
      and fixed charges     $1,278,786  $1,102,958  $985,952   $883,792
      $775,009
                            ==========  ==========  ========  =========
      ========
      Ratio of earnings to
        fixed charges             2.24        1.83      1.83      2.02
      1.96

      ====
      <<//TTAABBLLEE>>


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